Exhibit 99.1

American Assets Trust, Inc. Reports Second Quarter 2011 Financial Results

Company Release – 8/9/11

SAN DIEGO –American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its second quarter ended June 30, 2011.

Financial Results

•	Funds From Operations as adjusted of $0.26 and $0.53 per diluted share/unit for the three and six months ended June 30, 2011, respectively

•	$84.5 million interest-only mortgage loan secured by First & Main with a fixed rate of 3.965% closed on June 1, 2011

During the second quarter of 2011, the Company generated funds from operations as adjusted (“FFO as adjusted”) for common stockholders and unitholders of $14.6 million or $0.26 per diluted share/unit. For the six months ended June 30, 2011, the Company generated FFO as adjusted for common stockholders and unitholders of $27.4 million or $0.53 per diluted share/unit. FFO as adjusted includes adjustments to FFO for both nonoperational items and items directly related to the Company’s initial public offering (“IPO”) on January 19, 2011.

Net income attributable to common stockholders was $0.2 million or $0.01 per basic and diluted share for the three months ended June 30, 2011. For the six months ended June 30, 2011, net loss attributable to common stockholders was $(0.5) million or $(0.01) per basic and diluted share. FFO for common stockholders was $24.4 million or $0.47 per diluted share/unit for the period January 19, 2011 to June 30, 2011. FFO for common stockholders for the three months ended June 30, 2011, was the same as FFO as adjusted for common stockholders and unitholders of $14.6 million.

FFO and FFO as adjusted are non-GAAP supplemental earnings measures which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO and FFO as adjusted to net income are attached to this press release.

Portfolio Results

For the second quarter 2011, same-store property operating income decreased approximately 1% on a GAAP basis compared to the second quarter 2010. The results were negatively impacted by additional accruals for property tax expense. These accruals represent the anticipated supplemental billings by the taxing authorities based on the expected reassessment of our California properties in connection with the IPO. The additional annual expense, net of revenue for amounts expected to be passed-through to tenants, is estimated to be $1.4 million for 2011 for the entire portfolio. During the three months ended June 30, 2011, the net expense recorded on a same-store basis was approximately $0.1 million, $0.2 million and $0.3 million for the retail, office and multifamily segments, respectively, which represents the net expense for the period from IPO through June 30, 2011.

The same-store property operating income by segment, including the additional property tax expense discussed above, was as follows (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30
	2011	2010	Change	2011	2010	Change
Retail	$14,509	$14,146	2.6%	$29,084	$28,242	3.0%
Office	4,520	4,822	(6.3)	9,270	9,192	0.8
Multifamily	2,066	2,411	(14.3)	4,198	4,891	(14.2)
Mixed-Use	—	—	—	—	—	—

	$21,095	$21,379	(1.3)%	$42,552	$42,325	0.5%

Same-store property operating income does not include income from First & Main, which was acquired in March 2011, or from Solana Beach Town Centre, Solana Beach Corporate Centre and Waikiki Beach Walk as these properties represented noncontrolled properties that were not consolidated at June 30, 2010. Additionally, The Landmark at One Market is not included in same-store property operating income because a controlling interest in the property was not acquired until June 30, 2010 and was not included in the Company’s income for the three and six months ended June 30, 2010.

The same-store property operating income by segment, excluding the additional property tax expense discussed above, was as follows (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change
Retail	$14,550	$14,146	2.9%	$29,125	$28,242	3.1%
Office	4,736	4,822	(1.8)	9,486	9,192	3.2
Multifamily	2,326	2,411	(3.5)	4,458	4,891	(8.9)
Mixed-Use	—	—	—	—	—	—

	$21,612	$21,379	1.1%	$43,069	$42,325	1.8%

Same-store retail property operating income increased for the three and six months ended June 30, 2011 reflecting the impact of increased average percentage leased, which more than offset increased property tax expenses. Our same-store office portfolio experienced lower rental rates and increased operating expenses, offset by increases in the average percentage leased for the three months ended June 30, 2011, compared to the prior year period. For the six months ended June 30, 2011, the same-store office portfolio experienced an increase in the average percentage leased, which more than offset the lower rental rates and increased operating expenses. Same-store multifamily property operating income decreased for the three and six months ended June 30, 2011, due to increased property taxes, additional rent abatements given and more marketing and maintenance expenses to attract new tenants, which ultimately led to significant increases in occupancy during the quarter and at quarter end.

The overall portfolio (including the non-same store properties) leased status as of the end of the indicated quarter was as follows:

	June 30, 2011	March 31, 2011	June 30, 2010
Retail	94.0%	94.3%	96.6%
Office	93.2%	93.4%	92.8%
Mixed Use:
Retail	97.6%	97.8%	96.5%
Hotel	89.5%	88.2%	88.5%
Multifamily	97.7%	92.1%	93.2%

During the second quarter of 2011, the Company signed 26 leases for approximately 125,000 square feet of retail and office space and 246 multifamily apartment leases. Renewals accounted for 67% of the comparable retail leases, 50% of the comparable office leases and 41% of the residential leases.

Retail

On a comparable space basis (i.e., leases for which there was a former tenant), the Company leased 20,260 square feet of retail space at an average cash-basis contractual rent decrease of 2% during the second quarter 2011. The average contractual rent on this comparable space for the first year of the new leases is $35.89 per square foot, compared to an average contractual rent of $36.61 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 4% for the second quarter 2011.

Office

On a comparable space basis, the Company leased 81,360 square feet of office space at an average cash-basis contractual rent decrease of 14% during the second quarter 2011. The average contractual rent on this comparable space for the first year of the new leases is $39.25 per square foot, compared to an average contractual rent of $45.54 per square foot for the last year of the prior leases. On a GAAP basis, average rent per square foot for the comparable office space decreased 1% for the second quarter 2011.

During the second quarter, a wholly owned subsidiary of the Company signed an agreement with Ancestry.com to lease 56,963 square feet of space at 160 King Street that is currently leased by DLA Piper, whose lease expires on February 28, 2012. The Ancestry.com lease has an initial term commencing on or about May 1, 2012 and expiring on or about April 30, 2019, with two five-year options to extend the lease (if properly exercised) through April 30, 2029. The base rent for the first year of the lease will be approximately $1.2 million, net of six months of rent abatements.

Multifamily

At June 30, 2011, the average monthly base rent per leased unit was $1,407 compared to an average monthly base rent per leased unit of $1,318 at March 31, 2011 and $1,358 at June 30, 2010.

Financings

On June 1, 2011, a wholly owned subsidiary of the Company closed a five-year, $84.5 million non-recourse mortgage loan secured by First & Main, an approximately 360,000 square foot, 16-story LEED Platinum certified office building located at 100 SW Main Street in Portland, Oregon. PNC Bank, National Association provided the financing, which carries a fixed interest rate per annum of 3.965% and is interest only. Proceeds of the loan were used for general corporate purposes, including working capital and future acquisitions.

Acquisitions

During the second quarter of 2011, the Company entered into an agreement to purchase the Lloyd District Portfolio, consisting of approximately 600,000 rentable square feet on more than 16 acres located in the Lloyd District of Portland, Oregon. The Lloyd District Portfolio is comprised of six office buildings within four contiguous blocks, including (i) a condominium interest in the 20-story Lloyd Tower, (ii) the 16-story Lloyd 700 Building and (iii) four low-rise landmark buildings within Oregon Square. Approximately 92% of the Lloyd District Portfolio’s rentable square feet are leased. Major tenants include Integra Telecom Holdings, Inc., Knowledge Learning Corp., PacifiCorp, the Tri-County Metropolitan Transportation District of Oregon and the Columbia River Inter-Tribal Fish Commission.

The Company completed the acquisition on July 1, 2011 for a purchase price of approximately $91.6 million. Funds required to close the acquisition were provided from the net proceeds of the Company’s IPO and were deposited into escrow on June 30, 2011.

Balance Sheet and Liquidity

At June 30, 2011, the Company had gross real estate assets of $1.6 billion and liquidity of $373.9 million comprised of cash and cash equivalents of $92.5 million, marketable securities of $31.4 million and $250 million of availability on its line of credit. The foregoing amounts do not include the $91.6 million held in escrow for the acquisition of the Lloyd District Portfolio as of June 30, 2011.

Dividends

The Company declared dividends on its shares of common stock of $0.21 per share for the second quarter of 2011. The dividends were declared on June 2, 2011 to holders of record on June 15, 2011 and were paid on June 30, 2011. Total dividends paid on shares of the Company’s common stock for the period from and including January 19, 2011 to June 30, 2011 were $0.38.

Additionally, the Company’s Board of Directors has declared a dividend on its common stock of $0.21 per share for the quarterly period ending September 30, 2011. The dividend will be paid on September 30, 2011 to stockholders of record on September 15, 2011.

Conference Call

The Company will hold a conference call to discuss the results for the second quarter 2011 on Wednesday, August 10, 2011 at 10:00 a.m. Pacific Daylight Time (“PDT”). To participate in the event by telephone, please dial 1-866-314-4865 and use the pass code 14460422. A telephonic replay of the conference call will be available beginning at 1:00 p.m. PDT on Wednesday, August 10, 2011 through Wednesday, August 24, 2011. To access the replay, dial 1-888-286-8010 and use the pass code 94414814. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2011 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,633,287	$1,156,091
Construction in progress	1,144	925
Held for development	8,756	8,081

	1,643,187	1,165,097
Accumulated depreciation	(240,603)	(221,997)

Net real estate	1,402,584	943,100
Cash and cash equivalents	92,535	41,953
Restricted cash	8,077	4,729
Marketable securities	31,445	—
Accounts receivable, net	4,944	1,573
Deferred rent receivables, net	21,665	20,051
Notes receivable from affiliate	—	21,769
Investment in real estate joint ventures	—	39,816
Prepaid expenses and other assets	69,915	44,366
Purchase deposit	91,600	—

Total assets	$1,722,765	$1,117,357

Liabilities and equity
Liabilities:
Secured notes payable	$944,279	$851,547
Unsecured notes payable	—	38,013
Notes payable to affiliates	—	5,266
Accounts payable and accrued expenses	20,007	11,644
Security deposits payable	4,302	2,648
Other liabilities and deferred credits	56,922	39,058
Distributions in excess of earnings on real estate joint ventures	—	14,060

Total liabilities	1,025,510	962,236

Commitments and contingencies

Equity:
Owners’ equity	—	121,874
American Assets Trust, Inc. stockholders’ equity
Common stock $0.01 par value, 490,000,000 authorized, 39,281,839 outstanding at June 30, 2011	393	—
Additional paid-in capital	652,220	—
Accumulated deficit	(15,168)	—

Total American Assets Trust, Inc. stockholders’ equity	637,445	—

Noncontrolling interests
Owners in consolidated real estate entities	—	33,247
Unitholders in the Operating Partnership	59,810	—

	59,810	33,247

Total equity	697,255	155,121

Total liabilities and equity	$1,722,765	$1,117,357

American Assets Trust, Inc.

Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Rental income	$49,794	$28,414	$95,913	$56,509
Other property income	2,485	873	4,402	1,710

Total revenue	52,279	29,287	100,315	58,219

Expenses:
Rental expenses	14,572	4,870	27,039	9,864
Real estate taxes	5,617	2,992	9,666	5,948
General and administrative	3,825	1,821	7,064	3,408
Depreciation and amortization	14,277	7,509	26,767	14,739

Total operating expenses	38,291	17,192	70,536	33,959
Operating income	13,988	12,095	29,779	24,260
Interest expense	(14,063)	(10,624)	(27,142)	(21,278)
Early extinguishment of debt	—	—	(25,867)	—
Loan transfer and consent fees	—	—	(9,019)	—
Gain on acquisition	—	4,297	46,371	4,297
Other income (expense), net	530	71	(71)	(916)

Net income	455	5,839	14,051	6,363
Net income attributable to restricted shares	(132)	—	(218)	—
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	—	469	2,458	899
Net income attributable to Predecessor’s controlled owners’ equity	—	(6,308)	(16,995)	(7,262)
Net (income) loss attributable to unitholders in the Operating Partnership	(104)	—	225	—

Net income (loss) attributable to American Assets Trust, Inc. stockholders	$219	$—	$(479)	$—

Net income (loss) attributable to common stockholders per share - basic	$0.01		$(0.01)

Net income (loss) attributable to common stockholders per share - diluted	$0.01		$(0.01)

Weighted average shares of common stock outstanding - basic	38,655,084		34,810,932

Weighted average shares of common stock outstanding - diluted	57,051,173		34,810,932

Dividends declared per common share	$0.21		$0.38

Reconciliation of Net Income to Funds From Operations and Funds From Operations As Adjusted

The Company’s FFO attributable to common stockholders and operating partnership unitholders, FFO as adjusted available to common stockholders and operating partnership unitholders and a reconciliation of both to net income is as follows (in thousands except shares and per share data):

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Funds from Operations (FFO)
Net income	$455	$14,051
Depreciation and amortization of real estate assets	14,277	26,767
Depreciation and amortization on unconsolidated real estate joint ventures (pro rata)	—	688

FFO, as defined by NAREIT	14,732	41,506

Less: FFO attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(16,973)
Less: Nonforfeitable dividends on incentive stock awards	(89)	(139)

FFO attributable to common stock and units	$14,643	$24,394

FFO per diluted share/unit	$0.26	$0.47

Weighted average number of common shares and units, diluted	57,258,886	51,528,587

FFO As Adjusted
FFO	$14,732	$41,506
Early extinguishment of debt	—	25,867
Loan transfer and consent fees	—	9,019
Gain on acquisition of controlling interests	—	(46,371)

FFO as adjusted	14,732	30,021

Less: FFO as adjusted attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(2,462)
Less: Nonforfeitable dividends on incentive stock awards	(89)	(139)

FFO as adjusted attributable to common stock and units	$14,643	$27,420

FFO as adjusted per diluted share/unit	$0.26	$0.53

Weighted average number of common shares and units, diluted	57,258,886	51,528,587

Reported results are preliminary and not final until the filing of our Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We also present FFO as adjusted, which represents FFO adjusted for certain identified items.

FFO and FFO as adjusted are supplemental non-GAAP financial measures. Management uses FFO and FFO as adjusted as supplemental performance measures because it believes that FFO and FFO as adjusted are beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO as adjusted reflects certain additional adjustments for items that management believes do not reflect the operational performance of our properties. Accordingly, FFO and FFO as adjusted should be considered only as supplements to net income as measures of our performance. FFO and FFO as adjusted should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. FFO and FFO as adjusted also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.4 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company intends to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on March 30, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607